EXHIBIT 99.1

Individual Trustees
Gary C. Evans
Thomas H. Owen, Jr.
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE 919 CONGRESS AVENUE / (512) 236-6599 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES THERE WILL BE NO FOURTH QUARTER 2015 DISTRIBUTION AND PROVIDES UPDATE ON PROBATE PROCEEDING

AUSTIN, TEXAS January 21, 2016—TEL OFFSHORE TRUST (the “Trust”) announced that there will be no trust distribution for the fourth quarter of 2015 for unitholders of record on December 31, 2015. The Trust has not been able to make a distribution to unitholders for twenty-eight consecutive quarters, or since January 9, 2009.  The financial and operating information included herein for the Trust’s fourth quarter of 2015 reflects financial and operating information with respect to the royalty properties for the months of August, September and October 2015.  Volumes and dollar amounts discussed below represent amounts recorded by Chevron USA, Inc. (“Chevron”) and Fieldwood Energy Offshore, LLC (“Fieldwood,” and together with Chevron, the “Working Interest Owners”) unless otherwise specified.

Gross proceeds for the burdened royalty properties operated by Chevron exceeded development and production costs for the months of August, September and October 2015 by $859,102, or $214,775 net to the entire overriding royalty interest, and $128,865 attributable to the Trust. The excess proceeds, net to the entire overriding royalty interest, were applied to reduce the accumulated excess cost carryforward, which represents the amount by which the aggregate development and production costs for the burdened royalty properties since November 2008 have exceeded the related proceeds of the production.  Net proceeds for the months of August, September and October 2015 for Eugene Island 342 operated by Fieldwood were $2,194 net to the entire overriding royalty interest, and $1,316 attributable to the Trust, resulting in royalty income to the Trust of $1,316.

Gas revenues recorded by Chevron, the Managing General Partner of the TEL Offshore Trust Partnership (the “Partnership”), for the quarter on the burdened royalty properties operated by Chevron decreased approximately 26% to $85,335 from $115,077 in the third quarter of 2015. Natural gas volumes during the fourth quarter of 2015 decreased approximately 17% to 34,055 Mcf from 41,263 Mcf during the third quarter of 2015. The decrease in production is primarily due to a well at Ship Shoal 169 that was temporarily shut-in as a result of gas control pump problems. Excluding the impact of prior period adjustments, the average price received for natural gas production decreased approximately 12% to $2.44 per Mcf in the fourth quarter of 2015 from $2.79 per Mcf in the third quarter of 2015. Gas products revenues decreased approximately 33% to $12,038 in the fourth quarter of 2015 from $17,858 in the third quarter of 2015.  Gas revenues recorded by Fieldwood for the quarter on Eugene Island 342 remained virtually flat at $90 despite a slight decrease in natural gas volumes to 28 Mcf during the fourth quarter.  The average price received for natural gas production on Eugene Island 342 increased approximately 11% to $3.18 per Mcf in the fourth quarter from $2.87 per Mcf in the third quarter.  Gas products revenues for the fourth quarter on Eugene Island were nominal.

Crude oil and condensate revenues recorded by Chevron for the quarter on the burdened royalty properties operated by Chevron decreased approximately 19% to $1,700,157 in the fourth quarter of 2015 from $2,109,957 in the third quarter of 2015 due to a platform at South Timbalier 36/37 that was temporarily shut-

in for construction work. Excluding the impact of prior period adjustments, crude oil and condensate volumes during the fourth quarter of 2015 decreased approximately 3% to 33,773 barrels, compared to 34,643 barrels during the third quarter of 2015. The decrease in production is primarily due to the temporary platform shut-in.  Excluding the impact of prior period adjustments, the average price received for crude oil and condensate production decreased approximately 22% to $47.50 per barrel in the fourth quarter of 2015 from $60.75 per barrel in the third quarter of 2015.  Crude oil and condensate revenues recorded by Fieldwood for the quarter on Eugene Island 342 decreased approximately 33% to $3,439 in the fourth quarter of 2015 from $5,145 in the third quarter of 2015.  Crude oil and condensate volumes during the fourth quarter of 2015 decreased approximately 14% to 82 barrels, compared to 95 barrels during the third quarter of 2015.  The average price received for crude oil and condensate volumes at Eugene Island 342 decreased approximately 23% to $41.88 per barrel in the fourth quarter from $54.39 per barrel in the third quarter.  The production period for the fourth quarter of 2015 includes August, September and October 2015.  The price of crude oil has further declined since such time and it is anticipated that the price received for the foreseeable future may continue to be reduced in light of the current reduced price environment for crude oil and natural gas.

Capital expenditures for the burdened royalty properties operated by Chevron decreased by approximately 89%, or $204 to approximately $26 in the fourth quarter of 2015 from $229 in the third quarter of 2015. Operating expenses increased by approximately 2%, or $14,963 to $858,715 in the fourth quarter of 2015 from $843,752 in the third quarter of 2015.

As discussed above, gross proceeds for the royalty properties operated by Chevron for the fourth quarter of 2015 exceeded development and production costs thereof, with the portion of such excess attributable to the Trust’s interest in the remaining 15% royalty interest equal to approximately $128,865.  As of October 31, 2015, after applying the net proceeds for the months of August, September, and October 2015, the amount by which the aggregate development and production costs for the royalty properties since November 2008 have exceeded the related proceeds of production from the royalty properties has been reduced to approximately $1.5 million, net to the entire royalty (or approximately $0.9 million, net to the Trust’s interest in the remaining 15% royalty interest) as compared to approximately $1.7 million (or approximately $1.0 million, net to the Trust’s interest in the remaining 15% royalty interest) as of July 31, 2015. The Trust will not receive any distribution of net proceeds from the royalty properties operated by Chevron until such time as the proceeds of production from such properties exceed the accumulated excess cost carryforward. While the Trust did receive royalty income from Fieldwood attributable to Eugene Island 342, the Trust agreement provides that no distributions will be made by the Trust to the Trust unitholders until the Trust’s indebtedness is paid in full.  As a result, the Trust will not be making any distributions for the fourth quarter of 2015.  In light of the continuing expenses of the Trust and the lack of any distributions and any assurances as to the actual timing of any future distributions, the Trustees initiated the previously disclosed probate proceeding in the Probate Court of Travis County, Texas (the “Probate Proceeding”) and continue to evaluate all alternatives available to the Trust to obtain funds or to reduce the ongoing costs and expenses of the Trust. As a result, there is no guarantee that any further distributions form the Trust will be made.

With respect to the Probate Proceeding, the Trust and the Trustees wish to confirm that they are not seeking a finding of any liability against any of the Trust’s unitholders in the Probate Proceeding and that they are not seeking any money or damages from any of the Trust’s unitholders.  Under Texas law, the beneficiaries of the Trust are necessary parties to the Probate Proceeding and, therefore, the Trustees are required to serve the Petition on the Trust’s unitholders.  It is not the purpose of the Probate Proceeding to seek any recovery from the Trust’s unitholders, and the Trustees will not seek a judgment against the Trust’s unitholders.

In the Probate Proceeding, the court appointed an attorney ad litem to represent any unitholders that were not personally served.  The court appointed attorney ad litem filed a Counterclaim against the Trustees on November 16, 2015 requesting (1) an order to sell all of the royalty interests, and (2) an accounting of the general and administrative expenses of the Trust from 2008 through the present.

The Probate Proceeding was set for trial on January 15, 2016. Prior to trial, the attorney ad litem filed a Motion to Sever asking the court to sever all matters related to the requested modification of the Trust and the sale of Trust assets, as plead for, in part, in the petition originally filed by the Trustees and in the attorney ad litem’s Counterclaim, into a separate cause to proceed to trial.  The attorney ad litem also filed a Motion for Continuance requesting that the court continue the trial of all remaining matters, including the attorney ad litem’s request for an accounting and the issues concerning the termination of the Trust, to a later date.  Prior to calling the case to trial, the court granted the attorney ad litem’s Motion to Sever and Motion for Continuance, severed the matters related to the modification of the Trust and the sale of Trust assets (“Severed Proceeding”), and continued all remaining matters to a later date.  The Severed Proceeding has been assigned Cause No. C-1-PB-16-000096 and is styled In re: TEL Offshore Trust.

The Severed Proceeding proceeded to trial before the court on January 15, 2016.  At trial, the court entered a final judgment granting the Trustees’ request that the Trust Agreement be modified to permit the Trustees to direct the Partnership to sell the remaining overriding royalty interest held by the Partnership as soon as reasonably possible, notwithstanding any requirements of the Trust Agreement to the contrary.  Thereafter, the Court ordered that the Trustees direct the Partnership to sell all of the Royalty owned by the Partnership through a sale to be conducted by EnergyNet.com, Inc. on or before May 1, 2016.

The Trust will continue to provide information regarding the status of the Probate Proceeding in its filings with the Securities and Exchange Commission (“SEC”) and, to the extent appropriate, will issue press releases providing additional information regarding the Probate Proceeding.  All documents that are filed in the Probate Proceeding and all of the Trust’s future filings with the SEC during the Probate Proceedings can be viewed at: www.andrewskurth.com/teloffshoretrust.

This press release contains forward-looking statements.  Although the Managing General Partner of the TEL Offshore Trust Partnership has advised the Trust that the Managing General Partner believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The Working Interest Owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include the pending Probate Proceeding and the possibility that the Trust may be terminated, the Trust’s utilization of its cash reserves to pay expenses and the lack of net proceeds received by the Trust, delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the Trust’s ability to pay its liabilities, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2014 under “Item 1A. Risk Factors,” as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K as filed with the SEC.  Statements made in this press release are qualified by the cautionary statements made in these risk factors.

The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT: Michael J. Ulrich

(512) 236-6599